UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2021

Gritstone bio, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38663	47-4859534
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5959 Horton Street, Suite 300
Emeryville, California 94608
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (510) 871-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	GRTS	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 23, 2021, Gritstone bio, Inc. (the “Company”) announced the appointment of Vassiliki (Celia) Economides, age 42, as Executive Vice President and Chief Financial Officer of the Company effective as of June 23, 2021.

Pursuant to the terms of her employment agreement, Ms. Economides will be paid an annual base salary of $400,000 and have the opportunity to earn an annual performance bonus targeted at 40% of her annual base salary. In addition, Ms. Economides received a sign-on bonus of $40,000. The employment agreement provides for the Company to grant Ms. Economides a stock option award exercisable for 215,000 shares of the Company’s common stock with an exercise price equal to the closing price of the Company’s common stock on the date of grant (the “Option”). The Option will vest as to 25% of the shares underlying the award on the one-year anniversary of her commencement of employment and ratably as to the remaining shares over the subsequent 36 months. The Option will be granted pursuant to the Company’s 2018 Incentive Award Plan and will be subject to an award agreement to be entered into between Ms. Economides and the Company.

Under the terms of her employment agreement, in the event Ms. Economides is terminated without cause or resigns for good reason (in each case, as defined in the employment agreement), outside of a period of time that begins three months prior to and ends 12 months following a change in control (as defined in the employment agreement), then Ms. Economides will be entitled to receive: (i) a severance payment equal to nine months of her then-effective base salary, plus her target annual bonus for the year; and (ii) payment or reimbursement of continued healthcare coverage for up to nine months following the date of termination, in each case, subject to her timely execution and delivery of a release of claims against the Company. In the event Ms. Economides is terminated without cause or resigns for good reason, during a period of time that begins three months prior to and ends 12 months following a change in control, Ms. Economides will be eligible to receive: (i) a severance payment equal to 12 months of her then-effective base salary, plus her target annual bonus for the year; (ii) payment or reimbursement of continued healthcare coverage for up to 12 months following the date of termination; and (iii) the full accelerated vesting of her then-unvested equity awards that otherwise would have vested based on continued service to the Company, subject to her timely execution and delivery of a release of claims against the Company.

The foregoing summary of the material terms of Ms. Economides’ employment with the Company is qualified by the actual terms of the employment agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the six months ending June 30, 2021 and is incorporated by reference herein.

There are no arrangements or understandings between Ms. Economides, on the one hand, and any other persons, on the other hand, pursuant to which Ms. Economides was selected as an officer of the Company, and Ms. Economides is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In addition, the Company announced the resignation of Roman Yelensky, Ph.D., the Company’s Executive Vice President and Chief Technology Officer. Dr. Yelensky notified the Company of his resignation on June 20, 2021 effective as of July 16, 2021. Dr. Yelensky’s resignation was for personal reasons and not a result of any disagreement with the Company.

A copy of the press release with the foregoing announcement, including the information required under Item 401(e) of Regulation S-K, is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release dated June 23, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRITSTONE BIO, INC.

Date: June 23, 2021	By:	/s/ Andrew Allen
Andrew Allen
President and Chief Executive Officer